Exhibit 99.1

Alere Inc. Extends Exchange Offer for 6.500% Senior Subordinated Notes due 2020

WALTHAM, MA—Alere Inc. (NYSE: ALR) announced today that it has extended its offer to exchange any and all of its outstanding unregistered 6.500% Senior Subordinated Notes due 2020 (the “Notes”) for up to $425,000,000 in aggregate principal amount of its 6.500% Senior Subordinated Notes due 2020 that have been registered under the Securities Act of 1933, as amended, to 5:00 p.m., New York City time, on Wednesday, September 25, 2013, unless further extended.

The terms and conditions of the exchange offer are set forth in Alere’s prospectus dated August 21, 2013.

The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on Monday, September 23, 2013. Alere has been advised that, as of that time, $422,241,000 in aggregate principal amount, or approximately 99.35% of the aggregate principal amount, of outstanding unregistered 6.500% Senior Subordinated Notes due 2020 had been validly tendered to the exchange agent by the holders thereof, including by means of guaranteed delivery.

The exchange agent for the offer is U.S. Bank National Association, 60 Livingston Ave., St. Paul, MN 55107, (651) 466-7372.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information and Where to Find It

Alere and its guarantor subsidiaries have filed with the SEC, and the SEC has declared effective, a Registration Statement on Form S-4 containing a Prospectus and other documents relating to the exchange offer. Holders of unregistered notes are urged to read carefully the Prospectus, any amendments or supplements thereto and any other relevant documents filed with the SEC when available because they contain important information. Holders of unregistered notes will be able to obtain free copies of the Registration Statement, the Prospectus, any amendments or supplements thereto and other documents filed with the SEC by Alere and its guarantor subsidiaries, when they become available, through the web site maintained by the SEC at www.sec.gov. Holders of unregistered notes will also be able to obtain free copies of the Registration Statement, the Prospectus and any amendments or supplements thereto, when they become available, from Alere by requesting them in writing at Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts, 02453, telephone (781) 647-3900, Attention: Secretary.

The exchange offer will only be made pursuant to the Prospectus filed with the SEC on August 21, 2013 and the letter of transmittal and other offering documents initially filed with the SEC on July 2, 2013, each as amended or supplemented. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on September 25, 2013, unless further extended. If the exchange offer is further extended, Alere will notify the exchange agent for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the exchange offer was scheduled to expire.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including the risks and uncertainties described in Alere’s Annual Report on Form 10-K/A for the year ended December 31, 2012, and other factors identified from time to time in its filings with the Securities and Exchange Commission. Alere undertakes no obligation to update any forward-looking statements contained herein.

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